Contact:     Jim  Kerrigan
             949-453-3990

LANTRONIX  SERVES  DIGI  INTERNATIONAL  WITH  PATENT  INFRINGEMENT  LAWSUIT

September 1, 2004-Irvine, California -- Lantronix, Inc. (Nasdaq: LTRX) announced today that it has filed and served a patent infringement lawsuit against Digi International, Inc. The suit, filed in the U.S. Federal District Court for the Central District of California, states that Digi is infringing upon Lantronix U.S. Patent No. 6,571,305 ("'305 patent") entitled "System for Extending Length of a Connection to a USB Peripheral." The '305 Patent provides a system for extending in length a connection from a universal serial bus (USB) peripheral device to a computer beyond the length enabled by the device hardware. The invention overcomes the five meter USB distance limitation.
"Lantronix has a long-standing reputation as a first-to-market innovator in networking solutions," said Lantronix CEO Marc Nussbaum. "We are committed to acting quickly and vigorously to protect the value of our intellectual property."

About  Lantronix,  Inc.

Lantronix, Inc. (NASDAQ: LTRX) provides technology solutions that deliver Net Intelligence , helping businesses remotely manage network infrastructure equipment and rapidly network-enable their physical electronic devices.
Lantronix connectivity solutions securely link a company's electronic assets through the network, allow access to business-critical data within each device and convert that data into actionable information. With this new intelligence, companies can achieve greater efficiencies, reduce resource consumption and proactively transform the way they do business. The leader in device networking and secure remote management solutions, Lantronix was founded in 1989 and has its worldwide headquarters in Irvine, California. For more information visit www.lantronix.com.